CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Fixed to Floating Rate Notes due 2026	$5,090,000	$512.56

(1)            The maximum aggregate offering price relates to an additional $5,090,000 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. 1,036 to Registration Statement Nos. 333-200365; 333-200365-12.

August 2016
Amendment No. 1 dated September 28, 2016 relating to
Pricing Supplement No. 1,036
Registration Statement Nos. 333-200365; 333-200365-12
Dated August 25, 2016
Filed pursuant to Rule 424(b)(2)
Morgan Stanley Finance LLC
INTEREST RATE STRUCTURED INVESTMENTS
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
Fully and Unconditionally Guaranteed by Morgan Stanley
As further described below, interest will accrue and be payable on the notes quarterly, in arrears, (i) from the original issue date to September 30, 2018: at a rate of 3.625% per annum and (ii) from September 30, 2018 to maturity: at a variable rate equal to 3-Month USD LIBOR plus 1.05%, subject to the minimum interest rate of 0.00% per annum and the applicable maximum interest rate.
All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$6,090,000
Issue price:	At variable prices
Stated principal amount:	$1,000 per note
Pricing date:	August 25, 2016
Original issue date:	September 30, 2016 (25 business days after the pricing date)
Maturity date:	September 30, 2026
Interest accrual date:	September 30, 2016
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any
Reference rate:	3-Month USD-LIBOR. Please see “Additional Provisions—Reference Rate” below.
Interest rate:
From and including the original issue date to but excluding September 30, 2018:  3.625% per annum
From and including September 30, 2018 to but excluding the maturity date (the “floating interest rate period”):
Reference rate plus 1.05%; subject to the minimum interest rate and the applicable maximum interest rate.
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each, an “interest determination date”).
Interest for each interest payment period during the floating interest rate period is subject to the minimum interest rate of 0.00% per annum and the applicable maximum interest rate for such interest payment period.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each March 30, June 30, September 30 and December 30, beginning December 30, 2016; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	Each March 30, June 30, September 30 and December 30, beginning September 30, 2018; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	30/360
Minimum interest rate:	0.00% per annum during the floating interest rate period
Maximum interest rate:
During the floating interest rate period:
•      From and including September 30, 2018 to but excluding September 30, 2020: 3.50% per annum
•      From and including September 30, 2020 to but excluding September 30, 2023: 4.00% per annum
•      From and including September 30, 2023 to but excluding September 30, 2024: 4.50% per annum
•      From and including September 30, 2024 to but excluding September 30, 2025: 5.00% per annum
•      From and including September 30, 2025 to but excluding the maturity date: 6.00% per annum

Redemption:	Not applicable
Specified currency:	U.S. dollars
CUSIP / ISIN:	61766YAN1 / US61766YAN13
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	$974.50 per note. See “The Notes” on page 2.
Commissions and issue price:	Price to public(1)(2)	Agent’s commissions(2)	Proceeds to us(3)
Per note	At variable prices	$17.50	$982.50
Total	At variable prices	$106,575	$5,983,425
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $989 per note and will not be more than $1,000 per note.  See “Risk Factors—The price you pay for the notes may be higher than the prices paid by other investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Wealth Management (an affiliate of the agent) and their financial advisors, of up to $17.50 per note depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of Proceeds and Hedging” on page 7.
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement dated February 16, 2016	Prospectus dated February 16, 2016
References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.
The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
The Notes
The notes are debt securities of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  From the original issue date until September 30, 2018, interest on the notes will accrue and be payable on the notes quarterly, in arrears, at 3.625% per annum, and thereafter, during the floating interest rate period, interest on the notes will accrue and be payable on the notes quarterly, in arrears, at a variable rate equal to 3-Month USD LIBOR plus 1.05%, subject to the minimum interest rate of 0.00% per annum and the applicable maximum interest rate.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to our credit risk.
The stated principal amount of each note is $1,000, and the issue price is variable.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than the issue price.  We estimate that the value of each note on the pricing date is $974.50.
What goes into the estimated value on the pricing date?
In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to LIBOR.  The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to LIBOR, instruments based on LIBOR, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.
What determines the economic terms of the notes?
In determining the economic terms of the notes, including the interest rate and the maximum interest rate applicable to each interest payment period during the floating interest rate period, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.
What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?
The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates and LIBOR, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.
Additional Provisions
Reference Rate
“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 3 months and an index currency of U.S. dollars and as displayed on Reuters Page LIBOR01.

August 2016	Page 2

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
Historical Information
The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2006 to September 28, 2016.  The historical levels of the reference rate do not reflect the 1.05% spread that will apply to the interest that will accrue on the notes for each interest payment period during the floating interest rate period, and should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The bold lines in the graph above represent the applicable maximum interest rate for each interest payment period during the floating interest rate period, as further described on the cover of this document.

August 2016	Page 3

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
Risk Factors
The notes involve risks not associated with an investment in ordinary floating rate notes.  An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond our control.  This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.
▪
The historical performance of the reference rate is not an indication of future performance.  The historical performance of the reference rate should not be taken as an indication of future performance during the term of the notes.  Changes in the levels of the reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

▪
The amount of interest payable on the notes for each interest payment period during the floating interest rate period is capped.  The interest rate on the notes for each interest payment period during the floating interest rate period is capped at the applicable maximum interest rate for such interest payment period.  From and including September 30, 2018 to but excluding September 30, 2020, the interest rate on the notes for each interest payment is capped at the maximum interest rate of 3.50% per annum (equal to a maximum quarterly interest payment of $8.75 for each $1,000 stated principal amount of notes).  From and including September 30, 2020 to but excluding September 30, 2023, the interest rate on the notes for each interest payment is capped at the maximum interest rate of 4.00% per annum (equal to a maximum quarterly interest payment of $10.00 for each $1,000 stated principal amount of notes).  From and including September 30, 2023 to but excluding September 30, 2024, the interest rate on the notes for each interest payment is capped at the maximum interest rate of 4.50% per annum (equal to a maximum quarterly interest payment of $11.25 for each $1,000 stated principal amount of notes).  From and including September 30, 2024 to but excluding September 30, 2025, the interest rate on the notes for each interest payment is capped at the maximum interest rate of 5.00% per annum (equal to a maximum quarterly interest payment of $12.50 for each $1,000 stated principal amount of notes). From and including September 30, 2025 to but excluding September 30, 2026, the interest rate on the notes for each interest payment is capped at the maximum interest rate of 6.00% per annum (equal to a maximum quarterly interest payment of $15.00 for each $1,000 stated principal amount of notes).

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

▪
As a finance subsidiary, MSFL has no independent operations and will have no independent assets.  As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley.  Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee.  Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes.  Depending on the actual or anticipated level

August 2016	Page 4

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
of the reference rate, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.
▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.
▪
The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time.  The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪
The price you pay for the notes may be higher than the prices paid by other investors.  The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise.  Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date.  MS & Co. has determined the estimated value of the notes on the pricing date.

▪
Our affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically.  This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of the notes.  In addition, our affiliates

August 2016	Page 5

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.
▪
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate.  These potentially subjective determinations may adversely affect the payout to you on the notes.  For further information regarding these types of determinations, see “Description of Debt Securities—Base Rates—LIBOR Debt Securities” and related definitions in the accompanying prospectus.

August 2016	Page 6

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
Use of Proceeds and Hedging
The proceeds from the sale of the notes will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.
Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
We expect to deliver the notes against payment therefor in New York, New York on September 30, 2016, which will be the twenty-fifth scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and their financial advisors, of up to $17.50 per note depending on market conditions.  The agent may distribute the notes through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.
MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.
MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.
Acceleration Amount in Case of an Event of Default
In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.
Contact Information
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation,

August 2016	Page 7

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Tax Considerations
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal tax purposes. Whether the notes should be treated as “variable rate debt instruments” or “contingent payment debt instruments,” however, will depend, among other things, upon the facts at the time of issuance of the notes. Although there is uncertainty due to the maximum interest rates, based on market conditions as of the date hereof, we expect to treat the notes as “variable rate debt instruments,” in which case they will be taxed in the manner described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes.”
Assuming the treatment of the notes as “variable rate debt instruments” is respected, the notes will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Notes―Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.”  Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes).  The rules under “United States Federal Taxation―Tax Consequences to U.S. Holders―Notes―Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the notes.  Under this method, the notes may be issued with OID.
A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest.  QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.  For the QSI and the amount of OID (if any) on a note, please contact Morgan Stanley at StructuredNotesTaxInfo@morganstanley.com.
If, based on market conditions as of the issue date, the notes are not treated as “variable rate debt instruments,” they will instead be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Contingent Payment Notes.”  Under this treatment, U.S. taxable investors generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.  If the notes are treated as contingent payment debt instruments, the comparable yield and the projected payment schedule with respect to a note can be obtained by contacting Morgan Stanley at StructuredNotesTaxInfo@morganstanley.com.

August 2016	Page 8

Morgan Stanley Finance LLC
Fixed to Floating Rate Notes due 2026
Based on 3-Month USD LIBOR
If you are a non-U.S. holder, please read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”
Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”
You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.
Where You Can Find More Information
MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, MSFL or Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.
You may access these documents on the SEC web site at.www.sec.gov as follows:
Prospectus Supplement dated February 16, 2016
Prospectus dated February 16, 2016
Terms used but not defined in this pricing supplement are defined in the prospectus supplement or in the prospectus.

August 2016	Page 9